Exhibit 99.3

FOR IMMEDIATE RELEASE

CELSIUS OBTAINS PLACEMENTS IN HEALTHY VENDING

Appeals to Consumers’ Shifting Mindset and Desire for Healthier Alternatives

On Campus, Where They Work and Travel

BOCA RATON, FL, September 25, 2018 – Celsius Holdings, Inc. (Nasdaq: CELH), maker of the clinically proven, globally marketed, functional, healthy energy CELSIUS® drinks, today announces that CELSIUS® Originals have been added to vending machines and micro-markets of refreshment solution providers including Accent Foods, Canteen, First Class Vending, Five Star Food Service and Southern Refreshment. CELSIUS® is available for distribution throughout the United States in the vending channel through Vistar.

“We are leading the new wave of healthy energy in vending with a trend-forward, functional, healthier energy alternative with added, proven benefits targeting health minded consumers,” says John Fieldly, Celsius Holdings, Inc., CEO. “We see a lot of opportunity in the vending channel targeting at work locations, universities and travel centers. This vending channel is led by David Smaltz, Sr. Director Sales-Vending, who has significant experience in the vending channel and leads a dedicated team who has expanded Celsius to over 5,000 micro-markets. With our expanding national retail presence, we see the vending channel as a key channel to further penetrate to gain sales and awareness as we continue to target consumers where they live, work and play.”

A key benefit of being carried in vending machines is that it allows an additional opportunity for customers to trial a single-serve, cold can of the fast-growing CELSIUS® brand; a proven-to-function, healthier alternative in the energy drink category.

David Smaltz, Sr. Director Sales-Vending for Celsius Holdings, Inc. recognizes this and concurs, “The shifting focus on health and wellness has affected all categories in vending, but especially beverages in particular where CELSIUS® is uniquely positioned as it provides a healthier, proven-to-function alternative in the energy drink category. It’s perfect for vending customers who need a vitamin-infused, caffeinated energy option at work, on the go or on campuses.”

“Adding CELSIUS to our vending machines makes sense for Accent Foods because the demand for healthier energy drinks that offer vitamins and carbonation without all the sugar and calories found in traditional energy drinks is of mass appeal to our patrons, and we need to deliver on these asked for and looked-for wantables,” cites Josh Rosenberg, CEO of Accent Foods.

While all flavors are available for vending integration, the CELSIUS® flavors currently being offered in vending and micro-markets to date include: Sparkling Watermelon, Non-Carbonated Peach Mango Green Tea, Raspberry Acai Green Tea and Sparkling Wildberry.

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About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company that has a branded portfolio consisting of two beverage lines; each offering proprietary, functional, healthy-energy formulas that are clinically-proven to offer significant health benefits to its users.* The CELSIUS® Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powder packets in four on-the-go, enjoyable flavors. The CELSIUS® Natural Line is an extension of the original line offering naturally-caffeinated and naturally-sweetened and is available in six refreshing sparkling and non-sparkling flavors.

New to the portfolio is CELSIUS HEAT™, which offers an additional 100mg of caffeine than the Original and Natural extension, for a total of 300mg per can. It also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans, is available in seven carbonated flavors and was developed for those seeking a bolder version of the Original and Natural line extension - which are sold in 12oz cans and appeal to the masses as an active lifestyle brand. As with all CELSIUS® products, CELSIUS HEAT™ is a thermogenic and is an ideal 16oz energy drink given it is proven-to-function and is healthier than competitive 16oz traditional energy drinks with high sugar content. CELSIUS HEAT™ targets millennial fitness enthusiasts, avid gym goers, professional trainers, competitive athletes, the military and first responders.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is sold nationally through dominant fitness channel distributors and retailers, The Vitamin Shoppe, GNC, Amazon.com, Walmart.com, Target, 7- Eleven, Sprouts, The Fresh Market and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s, Food Lion, CVS and many more.

*CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides.

For more information, please visit the brand websites: www.celsius.com, www.celsiusheat.com, and investor site www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings, Inc.’s future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Media Inquiries:

Kathleen Berzon

kberzon@celsius.com